UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 28, 2004

(Date of earliest event reported)

TEAM FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

KANSAS

000-26335

48-1017164

(State or other jurisdiction of incorporation)

(Commission File Number)

(I.R.S. Employer Identification No.)

8 West Peoria, Suite 200, Paola, Kansas, 66071
(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code: (913) 294-9667

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

(a) (1) and (2)  On December 28, 2004, Team Financial, Inc. (the “Registrant”) entered into an Employment Agreement with its Chairman and Chief Executive Officer, Robert J. Weatherbie (“Executive”). The agreement was effective January 1, 2005 for a term of three years ending on December 31, 2007.  The term is automatically extended for one year at the end of 2007 if the agreement has not been terminated in accordance with the provisions.

The agreement stipulates an annual base salary of $250,000, effective January 1, 2005 and allows for annual salary increases.  Additionally, per the agreement the Executive is entitled to standard company bonuses offered through any established plan and an annual executive bonus based on criteria established by the compensation committee of the Board of Directors.  The Executive bonus may not exceed 50% of the Executive’s annual base salary. The Executive is also entitled to a life insurance policy in the amount of $240,000, all premiums paid by the Registrant, and provided a personal automobile.  The Executive is eligible to participate in employee plans generally available to other management personnel of the Registrant.

On January 13, 2005, the Registrant entered into an Employment Agreement with Michael L. Gibson, President of Investments and Chief Financial Officer, under similar terms listed above except that his annual base salary effective January 1, 2005 was $164,750.  Additionally, any annual executive bonuses paid are based on criteria determined by the Chief Executive Officer.

On January 13, 2005, the Registrant entered into an Employment Agreement through its subsidiary, TeamBank, N.A., with Carolyn Sue Jacobs, Senior Vice President and Trust Officer and Director of Team Financial, Inc., under similar terms listed above except that her annual base salary effective January 1, 2005 was $94,190 and the life insurance policy paid for by the Registrant is $110,000.  Additionally, any annual executive bonuses paid are based on criteria determined by the President of TeamBank, N.A.  Ms. Jacobs is not provided a personal automobile.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM FINANCIAL, INC.

Date: May 5, 2005	By:	/s/ Robert J. Weatherbie
Robert J. Weatherbie
Chairman and Chief Executive Officer